LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS


	The undersigned, an executive officer of Alabama Power Company, hereby makes, constitutes and appoints William E. Zales, Jr., my agent and attorney-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Initial Statement of Beneficial Ownership
of Securities, Statement of Changes in Beneficial Ownership, and Annual
Statement of Changes in Beneficial Ownership, on Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

	This Power of Attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Assistant
Secretary of The Southern Company.

	Signed this __1st_____ day of _February___, __2008____.





                                         Mark A. Crosswhite_____